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                                                                     EXHIBIT 12


                        American Coin Merchandising, Inc.
         Calculation of Ratios of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends
                    (amounts in thousands, except for ratios)
                                   (unaudited)


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
                                                                                            Six Months
                                                         Year Ended December 31,          Ended June 30,
                                                    ---------------------------------    ---------------
                                                      1997  1996   1995  1994   1993        1997   1998
                                                    ---------------------------------    ---------------
Earnings before income taxes                        $ 6,685 3,897  2,904 1,082   321        2,804  3,935

Add:

Interest on debt, including interest to
  related parties                                       612   375    383   228   115          267    479
Interest portion of rentals                             163    92     63    43    23           82    108
Losses of less than 50%- owned affiliate               -      -       27    29    24          -     -


                                                    ---------------------------------       -------------
Earnings available for combined fixed charges
  and preferred stock dividends                     $ 7,460 4,364  3,377 1,382   483        3,153  4,522
                                                    =================================       =============


Fixed charges:

Interest on debt                                        612   375    383   228   115          267    479
Interest portion of rentals                             163    92     63    43    23           82    108

                                                    ---------------------------------       -------------
Total Combined Fixed Charges                        $   775   467    446   271   138          349    587
                                                    =================================       =============



Ratio of earnings to combined fixed charges
  and preferred stock dividends                         9.6   9.3    7.6   5.1   3.5          9.0    7.7

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